Exhibit 99.B(k)

Jassmin McIver-Jones Assistant Vice President The Lincoln National Life Insurance Company 100 N. Greene Street Greensboro, North Carolina 27401 Telephone: (336)691-3892 Jassmin.McIver-Jones@LFG.com

April 10, 2024

U. S. Securities and Exchange Commission

Division of Investment Management

Office of Insurance Products, Room 8634; Mail Stop 8629

100 F Street, NE

Washington, DC 20549-4644

Re:	Lincoln Life Flexible Premium Variable Life Account M

The Lincoln National Life Insurance Company

File Nos. 333-259409; 811-08557; CIK No.: 0001048607

Post-Effective Amendment No. 5 on Form N-6, Rule 485(b)

Lincoln AssetEdge® VUL 2022

Lincoln AssetEdge® VUL 2022-2

Dear Sir or Madam:

As Assistant Vice President of The Lincoln National Life Insurance Company (“Company”), I am familiar with the actions of the Board of Directors of the Company establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933 (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to this Pos-Effective Amendment No: 5 to the Registration Statement and to the reference to me under the heading “Experts” in said Registration Statement, as amended.

Very truly yours,

/s/Jassmin McIver-Jones

Jassmin McIver-Jones

Assistant Vice President